Exhibit 99.1

Annual Shareholders Meeting

Wednesday, April 29, 2020 – 10:30 a.m. CT

Operator:

Good morning and welcome to the Annual Meeting of Shareholders of Hancock Whitney Corporation. I would now like to turn the meeting over to John Hairston, CEO:

John Hairston:

Good morning and thank you for participating in the Hancock Whitney Corporation 2020 Annual Meeting of Shareholders. Our market remains under a state-wide social distancing protocol due to COVID-19 risk, so we and many other companies are holding our annual meeting virtually. Before we begin the business meeting, I would like to share an update on how the Company has been operating and addressing the challenges of COVID-19.

We have modified our operations with most of the servicing areas working remotely and our branches are open through drive-up and by appointment only in lobbies, so we can continue to serve our clients while being mindful of the wellbeing of both our clients and our dedicated associates. We have seen a pronounced and beneficial adoption by clients of our mobile and online banking platforms, and our contact center continues to operate at a high level of service.

We have programs in place to help clients with deferrals, and waivers and other types of assistance. We have funded draws on existing and expanded lines of credit and participated in the SBA’s Paycheck Protection Program, originating almost 4,900 loans in the first tranche for a total of $1.7 billion as of Friday, April the 24th.

We have donated $2.5 million in direct contributions to communities and associates, including supporting food pantries and personal protective gear for low income communities and first responders. We have also partnered with local businesses and chefs to provide meals to our healthcare workers on the front line of fighting the virus.

We have been through many environmental disasters in our history, and while this one is different, we are still applying the same core values that have kept us serving our clients for over 120 years.

Thanks to aggressive sanitizing protocol and social distancing, our team members are managing and executing very well through the COVID-19 crisis. Before moving into the business meeting, I’d like to thank our team members who have displayed tremendous commitment to each other, to our clients and communities through this pandemic event. I am very proud to serve at their side.

With that, I now call the Hancock Whitney 2020 annual meeting of shareholders to order.

As President and CEO of Hancock Whitney Corporation, I will serve as Chairman of the meeting in accordance with our bylaws. Joy Lambert Phillips, General Counsel and Corporate Secretary of the Company, will serve as Secretary of the meeting.

At this time, the polls are open and if you have not voted yet or would like to change your vote you may do so now by using the “Vote Here” button of the virtual meeting website on your screen.

In fairness to all shareholders and in the interest of having an orderly and constructive meeting, we will conduct business in accordance with the rules of procedure, a link to which is posted in the “Meeting Materials” section on your screen.

I would now like to introduce the other members of your Board of Directors: Frank Bertucci, Hardy Fowler, Randy Hanna, Jim Horne, Jerry Levens, Dean Liollio, Sonya Little, Tom Olinde, Christy Pickering, Robert Roseberry, Joanie Teofilo, and Richard Wilkins, like you, our directors are attending the meeting remotely. I want to thank these Board members for their continued leadership and service to the Company.

We would like to acknowledge that Broadridge Financial Solutions is acting as inspector of election and will tabulate the votes for the meeting.

I will now turn the meeting over to Joy Lambert Phillips, Hancock Whitney’s General Counsel and Corporate Secretary, for the official business of the meeting.

Joy Lambert Phillips:

Thank you John. I have a certified list of the common shareholders of record of the Company at the close of business on February 28, 2020, the record date for the meeting. I also have a signed affidavit of mailing stating that notice of this meeting in the form attached to the affidavit was mailed timely to all common shareholders of the Company entitled to notice of this meeting. This affidavit of mailing will be incorporated into the minutes of the meeting. Further, I can report that holders of a majority of the shares entitled to vote are present at this virtual meeting or represented by proxy, and therefore we have a quorum for today’s meeting and it has been convened for transacting such business as may properly come before it.

This year, there are 5 proposals to be considered and acted upon. As detailed in this year’s proxy statement, the Board of Directors recommended that you vote:

For the election of 5 directors

For the approval of amendments to the Company’s Amended and Restated Articles of Incorporation

For the Say-on-Pay Proposal

For the approval of the Hancock Whitney Corporation 2020 Long Term Incentive Plan; and

For the ratification of the selection of PricewaterhouseCoopers as the Company’s auditors for 2020

As no other business has been properly brought before the meeting,    I now declare the polls for voting closed.

We have been informed by the inspector of election that the preliminary votes have been counted and that all proposals, as recommended by the Board, have passed. The vote tabulation will be certified by the inspector of election and filed with the minutes of this meeting.

I will now turn the meeting back over to John Hairston.

John Hairston:

Thank you, Joy. This concludes the business matters to be brought before the 2020 annual shareholders meeting. On behalf of the Board of Directors, I would like to extend our gratitude to you our shareholders for your continued trust and support. At this time, the formal business meeting is now adjourned. We will now have a brief question and answer period. Joy will read questions received, on behalf of shareholders.

Joy Lambert Phillips:

John, we have received no questions.

John Hairston:

OK, very well. Well, thank you for joining Hancock Whitney’s 2020 Annual Meeting of Shareholders. Have a safe, healthy and blessed day.

Operator:

Ladies and gentlemen thank you for participating in today’s conference. This does conclude your program, you may all disconnect. Everyone have a wonderful day.